EXHIBIT 10.24

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("Agreement"), dated as of the 31st day of January, 1997, is made and entered into on the terms and conditions hereinafter set forth, by and between CAMPUS VOICE, L.L.C., a Delaware limited liability company ("Borrower"), and SIRROM INVESTMENTS, INC., a Tennessee corporation ("Lender").

                                    RECITALS:

         WHEREAS, Borrower has requested that Lender make available to Borrower a loan in the original principal amount of Six Hundred Sixty Thousand and No/100ths Dollars ($660,000.00) (the "Senior Loan"); and

         WHEREAS, Borrower is indebted to SCCGS, Inc. ("SCCGS"), a Tennessee corporation and corporate affiliate of Lender, for a purchase money loan in the original principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the "Junior Secured Loan") as evidenced by that Junior Secured Promissory Note (the "Junior Secured Promissory Note") of this date made by Borrower payable to the order of SCCGS in that original principal amount, and for an additional purchase money loan in the original principal amount of One Million Two Hundred Sixty-Three Thousand Two Hundred Twenty-Two and 83/100 ($1,263,222.83) (the "Second Junior Secured Loan") as evidenced by that Second Junior Secured Promissory Note (the "Second Junior Secured Promissory Note") of this date made by Borrower payable to the order of SCCGS in that original principal amount; and

         WHEREAS, concurrently with the execution hereof, the Junior Secured Promissory Note and the Second Junior Secured Promissory Note have been negotiated to Lender (the Senior Loan, the Junior Secured Loan, and the Second Junior Secured Loan are referred to herein collectively as the "Loans"); and

         WHEREAS, in order to induce Lender to make the Loans to Borrower through the extension of credit under the Senior Loan and the purchase of the Junior Secured Promissory Note and the Second Junior Secured Promissory Note, Borrower has made certain representations to Lender; and

         WHEREAS, Lender, in reliance upon the representations and inducements of Borrower, has agreed to make the Loans upon the terms and conditions hereinafter set forth.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the agreement of Lender to make the Loans, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

                                    ARTICLE 1
                                    THE LOANS

         1.1 Evidence of Indebtedness and Repayment. The Loans shall be evidenced by promissory notes in the original principal amounts of the respective Loans, substantially in the form of Exhibit A attached hereto and incorporated herein by this reference (the "Notes"), dated as of the date hereof, executed by Borrower and now held by Lender. The Loans shall be payable in accordance with the terms of the Notes and the Bill of Sale and Agreement dated as of the date hereof among SCCGS, Borrower, Sirrom Capital Corporation and Network Event Theater, Inc., a Delaware corporation ("NET") (the "Bill of Sale and Agreement"). The Notes, this Agreement, the Bill of Sale and Agreement and any other instruments and documents executed by Borrower now or hereafter evidencing, securing or in any way related to the indebtedness evidenced by the Notes are herein individually referred to as a "Loan Document" and collectively referred to as the "Loan Documents."

         1.2 Partial Prepayment. Borrower may prepay the indebtedness evidenced by the Notes in whole or in part at any time and from time to time, without premium or penalty.

         1.3 Purpose. The purpose of the Senior Loan shall be to provide additional working capital to Borrower and the purpose of the Junior Secured Loan and of the Second Junior Secured Loan shall be to evidence the purchase price of the "Assets," as defined in the Bill of Sale and Agreement.

         1.4 Advances. Advances under the Senior Loan shall be made according to the following schedule:

Advanced at closing                 $210,000.00
On or after 4/l/97                  $150,000.00
On or after 7/l/97                  $125,000.00
On or after 10/l/97                 $100,000.00
On or after 1/l/98                  $75,000.00

Lender shall not under any circumstances be obligated to advance more than the scheduled amount. Borrower may request that less than a scheduled amount be funded in any month, and the excess availability shall carry forward to future months.

         1.5 Conditions to Advances. Lender shall not be obligated to make any advance under any of the Loans at a time that any Event of Default exists hereunder or if any condition exists which, with the giving of notice, the passing of time or both would cause an Event of Default. Borrower shall submit a request for each advance in writing, and such request shall constitute Borrower's certification that the conditions to funding are satisfied.


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

         1.6 Processing Fee. Concurrently with the execution hereof, Borrower shall pay to Lender a processing fee in the amount of $6,600.00.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         2.1 Borrower's Representations. Borrower hereby represents and warrants to Lender as follows:

                  (a) LLC Status. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; and has the power as a limited liability company to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Borrower is duly qualified to do business and in good standing in each state in which a failure to be so qualified would have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted.

                  (b) Subsidiaries. Borrower neither owns nor has an interest in, directly or indirectly, any other corporation, partnership, joint venture or other business organization ("Subsidiaries").

                  (c) Authorization. Borrower has full legal right, power and authority to conduct its business and affairs. Borrower has full legal right, power and authority to enter into and perform its obligations under the Loan Documents, without the consent or approval of any other person, firm, governmental agency or other legal entity, except as has been finally obtained. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which Borrower is a party, and the performance by Borrower of its obligations thereunder are within the powers of Borrower and have been duly authorized by all necessary action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the operating agreement of Borrower, or any agreement binding upon Borrower or its properties. The officer(s) executing this Agreement, the Notes and all of the other Loan Documents to which Borrower is a party are duly authorized to act on behalf of Borrower.

                  (d) Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.


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

                  (e) Capitalization. As of the date hereof, the sole member of Borrower is NET. As of the date hereof, Borrower shall not have outstanding any or securities convertible or exchangeable for any member interests, nor shall it have outstanding any rights or options to subscribe for or to purchase its member interests. As of the date hereof, Borrower shall not be subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any of its member interests. Borrower has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its member interests.

                  (f) Trademarks, Patents, Etc. To the best of Borrower's knowledge, Schedule 2.1(f) is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by Borrower or used or required by Borrower in the operation of it's business, title to each of which is, except as set forth in Schedule 2.1(f) hereto, held by Borrower free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that Borrower's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of Borrower or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Borrower is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person. Notwithstanding the foregoing, Borrower makes no representation or warranty under this Section as to any trademarks, etc. acquired from SCCGS, Inc. under the Bill of Sale and Agreement.

                  (g) No Conflicts. Consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, operating agreement, operating agreement, license, franchise or any other instrument or agreement to which Borrower is a party or by which Borrower or its respective properties may be bound or affected or to which Borrower has not obtained an effective waiver.

                  (h) Litigation. There are no actions, suits or proceedings pending, or, to the knowledge of Borrower threatened, against or affecting Borrower or involving the validity or enforceability of any of the Loan Documents at law or in equity, or before any governmental or administrative agency; and to Borrower's knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

                  (i) Financial Statements. Borrower is a newly-formed entity and has not yet prepared any financial statements.

                  (j) Other Agreements; No Defaults. Borrower is not a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any restriction, that could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of Borrower, or the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including but not limited to this Agreement and the other Loan Documents, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of same.

                  (k) Compliance With Law. Borrower has obtained all necessary licenses, permits and approvals and authorizations necessary or required in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted. To Borrower's knowledge, Borrower is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), to the extent that noncompliance, in the aggregate, could reasonably be expected to have a material adverse effect on its respective business, operations, property or financial condition or could materially adversely affect Borrower's ability to perform its obligations under the Loan Documents.

                  (l) Debt. Borrower is a newly-formed entity and does not have in effect any credit agreements, indentures, purchase agreements, promissory notes or other evidences of indebtedness, guaranties, capital leases or other instruments, agreements and arrangements providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing), other than the Loan Documents.

                  (m) Taxes. Borrower is a newly-formed entity and has not filed or caused to be filed any tax returns.

                  (n)  Small  Business  Concern.  Borrower,  together  with  its
         "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, ss. 121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder (in making this representation, Borrower relies upon Lender's representation that the criteria set forth in the SBA Form 480 are the only necessary criteria for this determination). The information set forth in the Small Business Administration Forms 480, 652 and Parts A and B of Form 1031 regarding Borrower upon delivery, pursuant to Section 4.1 hereof, will be accurate and complete. Borrower does not presently engage in, and it will not hereafter engage in, any activities, and Borrower will not use directly or indirectly, the proceeds from the Loans, for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business

         Investment Act and the regulations thereunder, including Title 13, Code of Federal Regulations ss.107.720.

                  (o) Certain Transactions. As of the date of this Agreement, Borrower is not indebted, directly or indirectly, to any of its members, officers or directors or to their respective spouses or children, in any amount whatsoever; none of said members, officers or directors or any members of their immediate families, are indebted to Borrower or have any direct or indirect ownership interest in any firm or corporation other than NET which competes with Borrower, except that shareholders, officers and/or directors of Borrower may own no more than 4.9% of outstanding stock of publicly traded companies which may compete with Borrower. No shareholder, officer or director or any member of their immediate families, is, directly or indirectly (except as an employee, shareholder, officer or director of NET) interested in any material contract with Borrower. Borrower is not a guarantor or of any indebtedness of any other person, firm or corporation.

                  (p) Statements Not False or Misleading. No representation or warranty given as of the date hereof by Borrower contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished by Borrower to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

                  (q) Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                  (r) Significant Contracts. Borrower is a newly-formed entity with no material contracts.

                  (s) Environment. Borrower is a newly-formed entity with no previous operations with respect to which environmental laws would apply.

                  (t) Fees/Commissions. Borrower has not agreed to pay any finder's fee, commission, origination fee or other fee or charge to any person or entity with respect to the Loans and investment transactions contemplated hereunder, except fees for legal and accounting services rendered in connection with this transaction.

                  (u) ERISA. Borrower is in compliance in all material respect with all applicable provisions of ERISA as defined in Section 3.11 hereof). Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any Plan (as defined in Section 3.11 hereof); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan (as defined in ERISA); Borrower and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither Borrower nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

                  (v) Title to Properties. To the best of Borrower's knowledge, based on Lender's representations in the Bill of Sale and Agreement (and subject to the qualifications set forth therein), Borrower has no real properties and Borrower has good title to its other assets, free and clear of all liens other than Permitted Liens (as defined in Section 3.15 hereof).

                  (w) Limited Offering of Notes. Neither Borrower nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof, with, any person other than Lender or its affiliates. Neither Borrower nor anyone acting on its behalf has taken, or will take, any action which would subject the issuance or sale of the Notes to Section 5 of the Securities Act of 1933, as amended, or the registration or qualification provisions of the blue sky laws of any state.

                  (x) Registration Rights. Borrower is not under any obligation to register under the Securities Act of 1933, as amended, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

                  (y) Employees. Borrower has no current labor problems or disputes which have resulted or Borrower reasonably believes could be expected to have a material adverse effect.

                  (z) Issuance Taxes. All taxes imposed on Borrower in connection with the issuance, sale and delivery of the Notes have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by Borrower.

                                    ARTICLE 3
                            COVENANTS AND AGREEMENTS

         Borrower covenants and agrees that during the term of this Agreement:


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

         3.1 Payment of Obligations. Borrower shall pay the indebtedness evidenced by the Notes according to the terms thereof as additionally provided in the Bill of Sale and Agreement, and shall timely pay or perform, as the case may be, all of the other obligations of Borrower to Lender, direct or contingent, however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment of Lender to Borrower, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

         3.2 Financial Statements and Reports.  Borrower shall furnish to Lender
(i) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, an audited balance sheet of Borrower as of the close of such fiscal year, an audited statement of earnings and retained earnings of Borrower as of the close of such fiscal year and an audited statement of cash flows for Borrower for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an unqualified audit report prepared by an independent certified public accountant acceptable to Lender showing the financial condition of Borrower at the close of such year and the results of its operations during such year and accompanied by a certificate of the President of Borrower, stating that to the best of the knowledge of such officer, Borrower has kept, observed, performed and fulfilled each covenant, term and condition of this Agreement and the other Loan Documents during the preceding fiscal year and that no Event of Default has occurred and is continuing (or if an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action Borrower proposes to take in connection therewith), (ii) within twenty (20) days of the end of each calendar month, a status report indicating the financial performance of Borrower during such month and the financial position of Borrower as of the end of such month, (iii) within forty-five (45) days of the end of each quarter, a balance sheet of Borrower as of the close of such quarter and a statement of earnings and retained earnings of Borrower as of the close of such quarter, all in reasonable detail, and prepared substantially in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and subject to year-end adjustments), and (iv) with reasonable promptness, such other financial data as Lender may reasonably request. Without Lender's prior written consent, Borrower shall not modify or change any accounting policies or procedures in effect on the date hereof.

         3.3 Maintenance of Books and Records; Inspection. Borrower shall maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and after reasonable notice from Lender, permit Lender, its officers and employees and any professionals designated by Lender in writing, at Borrower's expense, to visit and inspect any of its properties, books and financial records, and to discuss its accounts, affairs and finances with Borrower or the principal officers of Borrower during reasonable business hours, all at such times as Lender may reasonably request; provided that no such inspection shall materially interfere with the conduct of Borrower's business.

         3.4 Insurance. Without limiting any of the requirements of any of the other Loan Documents, Borrower shall maintain, in amounts customary for entities engaged in comparable


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

business activities, (i) to the extent required by applicable law, worker's compensation insurance (or maintain a legally sufficient amount of self insurance against worker's compensation liabilities, with adequate reserves, under a plan approved by Lender, such approval not to be unreasonably withheld or delayed), and (ii) fire and "all risk" casualty insurance on its properties against such hazards and in at least such amounts as are customary in Borrower's business. Borrower will make reasonable efforts to obtain and maintain public liability insurance in an amount, and at a cost, deemed reasonable to the Borrower's Board of Directors. At the request of Lender, Borrower will deliver forthwith a certificate specifying the details of such insurance in effect.

         3.5 Taxes and Assessments. Borrower shall (i) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that Borrower in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (ii) and (iii) so long as appropriate reserves are maintained with respect thereto.

         3.6 Existence. Borrower shall maintain its existence and good standing as a limited liability company in the state of its organization, and its qualification and good standing as a foreign limited liability company in each jurisdiction in which the failure to so qualify would have a material adverse effect on Borrower.

         3.7 Compliance with Law and Other Agreements. Except where the failure to do so would not materially adversely affect Borrower's operations or its ability to fulfill its obligations under the Loan Documents, Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which Borrower is a party or by which Borrower or any of its properties is bound. Without limiting the foregoing, Borrower shall pay all of its indebtedness promptly in accordance with the terms thereof, except to the extent that Borrower is contesting any such indebtedness in good faith.

         3.8 Notice of Default. Borrower shall give written notice to Lender of the occurrence of any default, event of default or Event of Default under this Agreement or any other Loan Document promptly upon the occurrence thereof.

         3.9 Notice of Litigation. Borrower shall give notice, in writing, to Lender of (i) any actions, suits or proceedings, instituted by any persons whomsoever against Borrower or affecting any of the assets of Borrower wherein the amount at issue is in excess of Twenty-Five Thousand and No/100ths Dollars ($25,000.00), and (ii) any dispute, not resolved within sixty (60) days of the commencement thereof, between Borrower on the one hand and any governmental regulatory body on the other hand, which dispute might materially interfere with the normal operations of Borrower.

         3.10 Conduct of Business. Borrower will continue to engage in a business of the same general type and manner as proposed to be conducted by it on the date of this Agreement.

         3.11 ERISA Plan. If Borrower has in effect, or hereafter institutes, a pension plan that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. ss. 1001 et seq. (1975), as amended from time to time ("ERISA"), then the following warranty and covenants shall be applicable during such period as any such plan (the "Plan") shall be in effect: (i) Borrower hereby warrants that no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement, (ii) Borrower hereby covenants that throughout the existence of the Plan, Borrower's contributions under the Plan will meet the minimum funding standards required by ERISA and Borrower will not institute a distress termination of the Plan, and (iii) Borrower covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

         3.12 Dividends, Distributions, Stock Rights, etc. Except for payments and distributions to NET of amounts allocable to NET under Section 2.2 of the Bill of Sale and Agreement, Borrower shall not declare or pay any dividend of any kind (other than stock dividends payable to all holders of any class of capital stock), in cash or in property, on any class of the capital stock of Borrower, or purchase, redeem, retire or otherwise acquire for value any shares of such stock, nor make any distribution of any kind in cash or property in respect thereof, nor make any return of capital of shareholders, nor make any payments in cash or property in respect of any stock options, stock bonus or similar plan (except as required or permitted hereunder), nor grant any preemptive rights with respect to the capital stock of Borrower, without the prior written consent of Lender.

         3.13 Guaranties; Loans; Payment of Debt. Without Lender's prior express written consent, Borrower shall not guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to Borrower for deposit or collection in the ordinary course of business. Without Lender's prior express written consent, which shall not be unreasonably withheld, Borrower shall not (i) make any loan, advance or extension of credit to any person other than in the normal course of its business, or (ii) make any payment on any subordinated debt.

         3.14 Debt. Without the express prior written consent of Lender, Borrower shall not create, incur, assume or suffer to exist indebtedness of any description whatsoever, excluding:

          (a)  the indebtedness evidenced by the Notes;

          (b) the endorsement of negotiable instruments payable to Borrower for deposit or collection in the ordinary course of business; and

          (c)  trade debts incurred in the ordinary course of business.

Lender acknowledges that Borrower may in the future propose that Borrower become liable for, or grant a security interest in its assets to secure, one or more credit facilities extended to NET and its subsidiaries. Lender will discuss the circumstances at the time such a proposal is made, but may consent or not consent thereto, in its sole discretion.

         3.15 No Liens. Borrower shall not create, incur, assume or suffer to exist any lien, security interest, security title, mortgage, deed of trust or other encumbrance upon or with respect to any of its properties, now owned or hereafter acquired, except the following permitted liens (the "Permitted Liens"):

          (a)  liens in favor of Lender;

          (b) liens for taxes or assessments or other governmental charges or levies if not yet due and payable; and

          (c) liens in connection with the leasing of equipment in favor of the Lessor of such equipment.

         3.16 Mergers, Consolidations, Acquisitions and Sales. Without the prior written consent of Lender, Borrower shall not (a) be a party to any merger, consolidation or reorganization, nor (b) purchase or otherwise acquire all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other person, firm or entity, nor (c) sell, transfer, convey, grant a security interest in or lease all or any substantial part of its assets, nor (d) create any Subsidiaries nor convey any of its assets to any Subsidiary.

         3.17 Transactions With Affiliates. Except as expressly permitted by the Bill of Sale and Agreement, Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with a person not an affiliate. For the purposes of this Section 3.17, "affiliate" shall mean a person, corporation, partnership or other entity controlling, controlled by or under common control with Borrower. Notwithstanding the foregoing, in order to permit Borrower normal operations without the need of evaluating minor transactions on a case-by-case basis for compliance with this Section 3.17, an Event of Default shall not arise under this Agreement on account of transactions that, in the aggregate, include charges that would be excessive under this Section 3.17 in the total amount of less than $25,000 in any fiscal year (it being understood that the $25,000 figure is calculated as the excessive charge to Borrower only, and does not include the total value of the relevant transaction(s)).

         3.18 Environment. Borrower shall be and remain in compliance with the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder, the violation of which could have a material adverse effect on Borrower; notify
Lender immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Lender's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.

                                    ARTICLE 4
                              CONDITIONS TO CLOSING

         4.1 Closing of the Loans. The obligation of Lender to fund the Loans on the date hereof (the "Closing Date") is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

               (a) Borrower shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement.

               (b) Lender shall have received an opinion of the Borrower's counsel, Proskauer Rose Goetz & Mendelsohn LLP, dated the Closing Date, in form and substance satisfactory to Lender's counsel, Boult, Cummings Conners & Berry PLC and attached hereto as Exhibit B;

               (c) Borrower shall have delivered to Lender the Notes executed by Borrower, substantially in the form of Exhibit A attached hereto and incorporated herein by this reference.

               (d) Borrower shall have delivered to Lender the Bill of Sale and Agreement, substantially in the form of Exhibit C attached hereto and incorporated herein by this reference.

               (e) Borrower shall have delivered to Lender a Security Agreement executed by Borrower and a related UCC-1 Financing Statement executed by Borrower, each of which is substantially in the form of Exhibit D attached hereto and incorporated herein by this reference.

               (f) Borrower shall have delivered to Lender the Small Business Administration Forms 480, 652 and 1031 (Parts A and B) completed by Borrower.

               (g) Borrower shall have delivered to Lender the Small Business Administration Economic Impact Assessment completed by Borrower, a form of which is attached hereto as Exhibit E and incorporated herein by this reference.

               (h) Borrower shall have delivered to Lender a Trademark and Patent Security Agreement executed by Borrower and related UCC-1 Financing Statement(s) executed by the Borrower, in the form of Exhibit F attached hereto and incorporated herein by this reference.

               (i) Lender shall have received copies of the operating agreement and publicly filed organizational documents of Borrower, certified by the Secretary of State or other appropriate public official in the jurisdiction in which Borrower is organized.

               (j) Lender shall have received certified (as of the date of this Agreement) copies of all actions taken by Borrower authorizing the execution, delivery and performance of the Loan Documents.

               (k) Lender shall have received a certificate as to the legal existence and good standing of the Borrower, issued by the Secretary of State or other appropriate public official in the jurisdiction in which the Borrower is organized.

                                    ARTICLE 5
                              DEFAULT AND REMEDIES

         5.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

               (a) Default in the payment of the principal of or interest on the indebtedness evidenced by the Notes in accordance with the terms of the Notes, which default is not cured within five (5) days;

               (b) Any misrepresentation by Borrower or any member or affiliate of Borrower as to any material matter hereunder or under any of the other Loan Documents, or delivery by Borrower of any schedule, statement, resolution, report, certificate, notice or writing to Lender that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

               (c) Failure of Borrower or any member or affiliate of Borrower to perform any of its obligations, covenants or agreements under this Agreement, the Notes or any of the other Loan Documents;

               (d) Borrower (i) shall generally not pay or shall be unable to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or
          (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (v) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

               (e) Borrower shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

               (f) A default or event of default shall occur under any of the other Loan Documents and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period;

               (g)  Borrower   shall  default  in  the  timely  payment  of  any
          obligation now or hereafter owed to Lender in connection with any other indebtedness of Borrower now or hereafter owed to Lender; or

               (h) Borrower shall have defaulted and continue to be in default in the timely payment or performance of any other indebtedness or obligation, which in the aggregate exceeds Twenty-Five Thousand and No/100ths Dollars ($25,000.00) or materially adversely affects Borrower's financial condition, except for indebtedness being contested by Borrower in good faith.

         With respect to any Event of Default described above that is capable of being cured and that does not already provide its own cure procedure (a "Curable Default"), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured and/or corrected within thirty (30) days (ten (10) days, if such Curable Default may be cured by payment of a sum of money) after notice thereof to Borrower given in accordance with the provisions hereof; provided, however, that this provision shall not require notice to Borrower and an opportunity to cure any Curable Default of which the President, Chief Executive Officer, Chairman or Chief Financial Officer of Borrower has had an actual awareness (both of the facts and that the facts constitute an Event of Default hereunder) for the requisite number of days set forth.

         5.2 Acceleration of Maturity; Remedies. Upon the occurrence of any Event of Default described in subsection 5.1(d), the indebtedness evidenced by the Notes as well as any and all other indebtedness of Borrower to Lender shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described above, Lender at any time thereafter during the continuance of the Event of Default may at its option accelerate the maturity of the indebtedness evidenced by the Notes as well as any and all other indebtedness of Borrower to Lender; all without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Notes:

               (a) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Notes and all of the other Loan Documents; and

               (b) Lender shall have any and all other rights and remedies that Lender may now or hereafter possess at law, in equity or by statute.

         5.3 Remedies Cumulative; No Waiver. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

         5.4 Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

               First, to the costs and expenses, including without limitation reasonable attorney's fees, incurred by Lender in connection with the exercise of its remedies;

               Second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

               Third, to the payment of the obligations of Borrower under the Loan Documents (the "Obligations"), including but not limited to the payment of the principal of and interest on the indebtedness evidenced by the Notes, in such order of priority as Lender shall determine in its sole discretion; and

               Fourth, the remainder, if any, to Borrower or to any other person lawfully thereunto entitled.

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 Performance By Lender. If Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, which default is not cured within the applicable cure period, then Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney's fees), with interest thereon at the highest default rate provided in the Notes (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Borrower and shall constitute a part of the Obligations. Lender shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

         6.2 Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         6.3 Costs and Expenses. Borrower agrees to pay at closing that amount of all reasonable costs and expenses normally incurred by Lender in connection with the making of new loans in the ordinary course of business, including but not limited to filing fees, recording taxes and reasonable attorneys' fees up to the aggregate of $10,000.00, promptly upon demand of Lender. Borrower agrees to further pay for expenses of Lender in accordance with Section 2.2(b) of the Bill of Sale and Agreement. Borrower further agrees to pay all premiums for insurance required to be maintained by Borrower pursuant to the terms of the Loan Documents and all of the out-of-pocket costs and expenses incurred by Lender in connection with the collection of the Loans, amendment to the Loan Documents, or prepayment of the Loans, including but not limited to reasonable attorneys' fees, promptly upon demand of Lender.

         6.4 Assignment. The Notes, this Agreement and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lender, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Notes to any affiliate of Lender, and in such event Borrower shall continue to make payments due under the Loan Documents to Lender and Lender shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts. Borrower shall not assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.

         6.5 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower hereunder and under all of the other Loan Documents.

         6.6 Severability. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         6.7 Interest and Loan Charges Not to Exceed Maximum Allowed by Law. Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Notes and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

         6.8 Article and Section Headings; Defined Terms. Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

         6.9 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, telecopy or telex or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The Address of Lender is:           Sirrom Investments, Inc.
                                    Suite 200
                                    500 Church Street
                                    Nashville, TN 37219
                                    Attention: Jeff Armstrong
                                    Telecopy No.: 615/726-1208
with a copy to:                     Boult, Cummings, Conners & Berry PLC
                                    Suite 1600
                                    414 Union Street
                                    Nashville, TN 37219
                                    Attention: John E. Murdock III
                                    Telecopy No.: 615/252-6359

The Address of Borrower is:         Campus Voice, L.L.C.
                                    c/o Network Event Theater, Inc.
                                    149 Fifth Avenue
                                    New York, New York 10010
                                    Attention: Don Leeds
                                    Telecopy No. 212/779-3241

with a copy to:                     Proskauer Rose Goetz & Mendelsohn LLP
                                    1585 Broadway
                                    New York, NY 10036-8299
                                    Attention: Bertram A. Abrams
                                    Telecopy No.: 212/969-2900

         6.10 Entire Agreement. This Agreement and the other written agreements between Borrower and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by the Borrower were not based upon any fact or material provided by Lender, nor was the Borrower induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lender.

         6.11 Governing Law and Amendments. This Agreement and all of the Loan Documents shall be construed and enforced under the laws of the State of Tennessee applicable to contracts to be wholly performed in such State. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

         6.12 Survival of Representations and Warranties. All representations and warranties contained herein or in any of the Loan Documents or made by or furnished on behalf of the Borrower in connection herewith or in any Loan
Documents shall survive the execution and delivery of this Agreement and all other Loan Documents.

         6.13 No Reliance on Lender's Analysis. Borrower acknowledges and represents that, in connection with the execution and delivery of the Bill of Sale and Agreement, this Agreement and the other Loan Documents, Borrower has not relied upon any financial projection, budget, assessment or other analysis by Lender or upon any representation by Lender as to the risks, benefits or prospects of Borrower's business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Borrower through its own diligence. Borrower further acknowledges that Lender has made no agreement whatsoever regarding its future conduct with respect to the Loans or Borrower's activities except as expressly set forth in this Agreement and the other Loan Documents.

         6.14 Jurisdiction and Venue. Borrower hereby consents to the jurisdiction of the courts of the State of Tennessee and the United States District Court for the Middle District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and further agrees to the exclusive venue of such Tennessee courts and expressly waives any and all objections it may have as to venue in any of such courts.

         6.15 Waiver of Trial by Jury. LENDER AND BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

         6.16 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         6.17 Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the Borrower, Lender and their respective agents have participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                     LENDER:

                                     SIRROM INVESTMENTS, INC.,
                                     a Tennessee corporation

                                     By: /s/ Jeff Armstrong
                                     -------------------------------
                                     Title: VP
                                     -------------------------------


                                     BORROWER:

                                     CAMPUS VOICE, L.L.C.,
                                     a Delaware limited liability corporation

                                     By: /s/ Bruce L. Resnik
                                     -------------------------------
                                     Title: Secretary
                                     -------------------------------

                       Index of Schedules and Attachments

Exhibit A - Form of Notes
Exhibit B - Form of Opinion of Borrower's Counsel
Exhibit C - Form of Bill of Sale and Agreement
Exhibit D - Form of Security Agreement and UCC-1
Exhibit E - Form of Economic Impact Assessment
Exhibit F - Form of Trademark and Patent Security Agreement
Schedule 2.1(f) - Trademarks and Patents


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

                                Schedule 2. 1 (f)

                                   Trademarks

      Mark                       Style      Class     Basis     Application No.
      ----                       -----      -----     -----     ---------------

1.    CAMPUS VOICE               Block      (16)      USE       (75/083197)
2.    CAMPUS VOICE               Design     (16)      USE       (75/083134)
3.    CAMPUS VOICE               Design     (41)      USE       (75/083196)
4.    CAMPUS VOICE LIFESTYLE     Block      (16)      ITU       (75/083003)
5.    CAMPUS VOICE LIFESTYLE     Design     (16)      ITU       (75/083002)
6.    CAMPUS VOICE REC/SPORTS    Block      (16)      ITU       (75/083000)
7.    CAMPUS VOICE REC/SPORTS    Design     (16)      ITU       (75/083001)
8.    CAMPUS VOICE RADIO         Block      (38)      ITU       (75/082927)
9.    CAMPUS VOICE RADIO         Design     (38)      ITU       (75/083004)
10.   CAMPUS VOICE TELEVISION    Block      (38)      ITU       (75/082998)
11.   CAMPUS VOICE TELEVISION    Design     (38)      ITU       (75/082928)
12.   CAMPUS VOICE NEWS          Block      (41)      ITU       (75/082929)
13.   CAMPUS VOICE NEWS          Design     (41)      ITU       (75/083142)


                                       22